Exhibit 99.1

Allison Transmission Announces Fourth Quarter and Full Year 2016 Results

Fourth Quarter 2016:

•	Net Sales $469 million, Net Income $61 million, Adjusted EBITDA $158 million, Net Cash Provided by Operating Activities $175 million, Adjusted Free Cash Flow $146 million

Full Year 2016:

•	Net Sales $1,840 million, Net Income $215 million, Adjusted EBITDA $644 million, Net Cash Provided by Operating Activities $591 million, Adjusted Free Cash Flow $530 million

INDIANAPOLIS, February 6, 2017 – Allison Transmission Holdings Inc. (NYSE: ALSN), the largest global provider of commercial duty fully-automatic transmissions, today reported net sales for the fourth quarter of $469 million, a 2 percent decrease from the same period in 2015. The decrease in net sales was principally driven by lower demand in the North America On-Highway and Global Off-Highway end markets partially offset by higher demand in the Outside North America On-Highway, Defense and Service Parts, Support Equipment & Other end markets.

Net Income for the quarter was $61 million compared to $13 million for the same period in 2015. Adjusted EBITDA, a non-GAAP financial measure, for the quarter was $158 million, or 33.8 percent of net sales, compared to $170 million, or 35.6 percent of net sales, for the same period in 2015. Net Cash Provided by Operating Activities for the quarter was $175 million compared to $175 million for the same period in 2015. Adjusted Free Cash Flow, a non-GAAP financial measure, for the quarter was $146 million compared to $147 million for the same period in 2015.

Lawrence E. Dewey, Chairman and Chief Executive Officer of Allison Transmission commented, “Allison’s fourth quarter 2016 results exceeded the full year guidance ranges we provided to the market on October 24 principally due to stronger than anticipated demand conditions in North America Off-Highway service parts and Global On-Highway products. Allison demonstrated solid operating margins and free cash flow while executing its well-defined approach to capital structure and allocation. During the fourth quarter, we settled $87 million of share repurchases and paid a dividend of $0.15 per share.”

Fourth Quarter Net Sales by End Market

End Market	Q4 2016 Net Sales ($M)	Q4 2015 Net Sales ($M)	% Variance
North America On-Highway	217	252	(14%)
North America Hybrid-Propulsion Systems for Transit Bus	20	23	(13%)
North America Off-Highway	0	11	(100%)
Defense	37	25	48%
Outside North America On-Highway	83	65	28%
Outside North America Off-Highway	4	7	(43%)
Service Parts, Support Equipment & Other	108	95	14%
Total Net Sales	469	478	(2%)

Fourth Quarter Highlights

North America On-Highway end market net sales were down 14 percent from the same period in 2015 principally driven by lower demand for Rugged Duty Series and Highway Series models and down 3 percent on a sequential basis principally driven by lower demand for Transit/Other Bus and Pupil Transport/Shuttle Series models partially offset by higher demand for Rugged Duty Series models.

North America Hybrid-Propulsion Systems for Transit Bus end market net sales were down 13 percent from the same period in 2015 principally driven by lower demand due to engine emissions improvements and other alternative technologies and up 150 percent sequentially principally driven by intra-year movement in the timing of orders.

North America Off-Highway end market net sales were down $11 million from the same period in 2015 and down $1 million on a sequential basis principally driven by the previously contemplated impact of low energy prices.

Defense end market net sales were up 48 percent from the same period in 2015 and up 48 percent sequentially principally driven by intra-year movement in the timing of orders.

Outside North America On-Highway end market net sales were up 28 percent from the same period in 2015 principally driven by higher demand in Europe, Japan and China and up 6 percent on a sequential basis principally driven by higher demand in China and Europe partially offset by lower demand in South America.

Outside North America Off-Highway end market net sales were down 43 percent from the same period in 2015 principally driven by lower demand in the mining sector and up 100 percent sequentially principally driven by higher demand in the energy and mining sectors.

Service Parts, Support Equipment & Other end market net sales were up 14 percent from the same period in 2015 principally driven by higher demand for North America Off-Highway service parts and up 13 percent on a sequential basis principally driven by higher demand for North America Off-Highway and global On-Highway service parts.

Gross profit for the quarter was $218 million, a decrease of 2 percent from $222 million for the same period in 2015. Gross margin for the quarter was 46.4 percent, a decrease of 10 basis points from a gross margin of 46.5 percent for the same period in 2015. The decrease in gross profit from the same period in 2015 was principally driven by decreased net sales and higher incentive compensation expense partially offset by lower manufacturing expense commensurate with decreased net sales.

Selling, general and administrative expenses for the quarter were $84 million, an increase of $2 million from $82 million for the same period in 2015. The increase was principally driven by higher incentive compensation expense partially offset by favorable product warranty adjustments.

Engineering – research and development expenses for the quarter were $25 million, an increase of $1 million from $24 million for the same period in 2015. The increase was principally driven by higher incentive compensation expense partially offset by the cadence of certain product development initiatives.

Net income for the quarter was $61 million compared to $13 million for the same period in 2015. The increase was principally driven by a 2015 Trade Name Impairment charge, favorable mark-to-market adjustments for our interest rate derivatives and favorable product warranty adjustments partially offset by decreased net sales and higher incentive compensation expense.

Fourth Quarter Non-GAAP Financial Measures

Adjusted EBITDA for the quarter was $158 million, or 33.8 percent of net sales, compared to $170 million, or 35.6 percent of net sales, for the same period in 2015. The decrease was principally driven by higher incentive compensation expense and decreased net sales partially offset by favorable product warranty adjustments.

Adjusted Free Cash Flow for the quarter was $146 million compared to $147 million for the same period in 2015, a decrease of $1 million. The decrease was principally driven by higher incentive compensation expense, decreased net sales and increased capital expenditures partially offset by favorable product warranty adjustments and increased incentive compensation accruals.

2017 Guidance

Allison expects 2017 net sales to be in the range of up 1.5 to 4.5 percent compared to 2016, an Adjusted EBITDA margin in the range of 33.5 to 35.5 percent and an Adjusted Free Cash Flow in the range of $345 to $385 million. Capital expenditures are expected to be in the range of $70 to $80 million, which includes maintenance spending of approximately $65 million. Cash income taxes are expected to be in the range of $55 to $65 million.

Our 2017 net sales guidance reflects a modest increase in the North American On-Highway end market. Allison‘s 2017 net sales outlook also assumes price increases on certain products and a continued recovery in the Service Parts, Support Equipment & Other end market principally driven by increased demand for North America Off-Highway service parts partially offset by lower demand in the Defense end market.

Although we are not providing specific first quarter 2017 guidance, Allison does expect first quarter net sales to be approximately flat compared to the same period in 2016 principally driven by increased demand expected in the Service Parts, Support Equipment & Other end market offset by decreased demand expected in the North America On-Highway and North America Off-Highway end markets

Conference Call and Webcast

The company will host a conference call at 8:00 a.m. ET on Tuesday, February 7 to discuss its fourth quarter 2016 results. Dial-in number is 1-201-689-8470 and the U.S. toll-free dial-in number is 1-877-407-9039. A live webcast of the conference call will also be available online at http://ir.allisontransmission.com.

For those unable to participate in the conference call, a replay will be available from 11:00 a.m. ET on February 7 until 11:59 p.m. ET on February 14. The replay dial-in number is 1-844-512-2921 and the international replay dial-in number is 1-412-317-6671. The replay passcode is 13653304.

About Allison Transmission

Allison Transmission (NYSE: ALSN) is the world’s largest manufacturer of fully automatic transmissions for medium- and heavy-duty commercial vehicles and is a leader in hybrid-propulsion systems for city buses. Allison transmissions are used in a variety of applications including refuse, construction, fire, distribution, bus, motorhomes, defense and energy. Founded in 1915, the company is headquartered in Indianapolis, Indiana, USA and employs approximately 2,700 people worldwide. With a market presence in more than 80 countries, Allison has regional headquarters in the Netherlands, China and Brazil with manufacturing facilities in the U.S., Hungary and India. Allison also has approximately 1,400 independent distributor and dealer locations worldwide. For more information, visit allisontransmission.com.

Forward-Looking Statements

This press release contains forward-looking statements. All statements other than statements of historical fact contained in this press release are forward-looking statements, including all statements regarding future financial results. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plans,” “project,” “anticipate,” “believe,” “estimate,” “predict,” “intend,” “forecast,” “could,” “potential,” “continue” or the negative of these terms or other similar terms or phrases. Forward-looking statements are not guarantees of future performance and involve known and unknown risks. Factors which may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made include, but are not limited to: risks related to our substantial indebtedness; uncertainty in the global regulatory and business environments in which we operate; our participation in markets that are competitive; the highly cyclical industries in which certain of our end users operate; the failure of markets outside North America to increase adoption of fully-automatic transmissions; the concentration of our net sales in our top five customers and the loss of any one of these; future reductions or changes in government subsidies for hybrid vehicles and other external factors impacting demand; U.S. defense spending; general economic and industry conditions; the discovery of defects in our products, resulting in delays in new model launches, recall campaigns and/or increased warranty costs and reduction in future sales or damage to our brand and reputation; our ability to prepare for, respond to and successfully achieve our objectives relating to technological and market developments, competitive threats and changing customer needs; risks associated with our international operations; labor strikes, work stoppages or similar labor disputes, which could significantly disrupt our operations or those of our principal customers; and other risks and uncertainties associated with our business described in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, we can give no assurance that the expectations will be attained or that any deviation will not be material. All information is as of the date of this press release, and we undertake no obligation to update any forward-looking statement to conform the statement to actual results or changes in expectations.

Use of Non-GAAP Financial Measures

This press release contains information about Allison’s financial results which are not presented in accordance with accounting principles generally accepted in the United States (“GAAP”). Such non-GAAP financial measures are reconciled to their closest GAAP financial measures at the end of this press release. Non-GAAP financial measures should not be considered in isolation or as a substitute for our reported results prepared in accordance with GAAP and, as calculated, may not be comparable to other similarly titled measures of other companies.

This press release also contains forward-looking estimates of non-GAAP Adjusted EBITDA Margin and Adjusted Free Cash Flow for fiscal year 2017. We are unable to provide a reconciliation of our forward-looking estimate of non-GAAP Adjusted EBITDA Margin to a forward-looking estimate of GAAP Net Income because certain information needed to make a reasonable forward-looking estimate of GAAP Net Income is difficult to predict and estimate and is often dependent on future events which may be uncertain or outside of our control. These may include unanticipated charges related to asset impairments (fixed assets, investments, intangibles or goodwill) and unanticipated non-recurring items not reflective of ongoing operations. We are unable to provide a reconciliation of our forward-looking estimate of non-GAAP Adjusted Free Cash Flow to a forward-looking estimate of GAAP Net Cash Provided by Operating Activities because certain information needed to make a reasonable forward-looking estimate of GAAP Net Cash Provided by Operating Activities is difficult to predict and estimate and is often dependent on future events which may be uncertain or outside of our control. These may include the level of excess income tax benefit from share-based compensation and unanticipated non-recurring items.

Attachment

•	Condensed Consolidated Statements of Operations

•	Condensed Consolidated Balance Sheets

•	Condensed Consolidated Statements of Cash Flows

•	Reconciliation of GAAP to Non-GAAP Financial Measures

Contacts

Investor Relations

ir@allisontransmission.com

(317) 242-3078

Media Relations

media@allisontransmission.com

(317) 242-5000

Allison Transmission Holdings, Inc.

Condensed Consolidated Statements of Operations

(Unaudited, dollars in millions, except per share data)

	Three months ended December 31,		Year ended December 31,
	2016	2015	2016	2015
Net sales	$468.9	$478.2	$1,840.2	$1,985.8
Cost of sales	251.2	256.0	976.0	1,052.0

Gross profit	217.7	222.2	864.2	933.8
Selling, general and administrative	83.5	81.5	323.9	317.1
Engineering - research and development	24.5	23.5	88.8	92.5
Trade name impairment	—	80.0	—	80.0
Environmental remediation	—	—	—	14.0
Loss associated with impairment of long-lived assets	—	—	—	1.3

Operating income	109.7	37.2	451.5	428.9
Interest expense, net	(16.8)	(20.8)	(100.9)	(114.5)
Expenses related to long-term debt refinancing	(0.1)	—	(11.7)	(25.3)
Other income (expense), net	1.9	3.3	2.4	(0.3)

Income before income taxes	94.7	19.7	341.3	288.8
Income tax expense	(33.5)	(6.7)	(126.4)	(106.5)

Net income	$61.2	$13.0	$214.9	$182.3

Basic earnings per share attributable to common stockholders	$0.37	$0.08	$1.28	$1.03

Diluted earnings per share attributable to common stockholders	$0.36	$0.08	$1.27	$1.03

Allison Transmission Holdings, Inc.

Condensed Consolidated Balance Sheets

(Unaudited, dollars in millions)

	December 31, 2016	December 31, 2015
ASSETS
Current Assets
Cash and cash equivalents	$204.7	$251.6
Accounts receivable - net of allowance for doubtful accounts of $0.4 and $0.4, respectively	196.9	195.0
Inventories	125.6	141.4
Other current assets	20.4	28.8

Total Current Assets	547.6	616.8
Property, plant and equipment, net	464.1	479.7
Intangible assets, net	3,183.4	3,275.8
Other non-current assets	23.5	36.1

TOTAL ASSETS	$4,218.6	$4,408.4

LIABILITIES
Current Liabilities
Accounts payable	$127.9	$126.2
Current portion of long-term debt	11.9	24.5
Other current liabilities	202.4	153.9

Total Current Liabilities	342.2	304.6
Long-term debt	2,146.8	2,352.7
Other non-current liabilities	649.3	562.5

TOTAL LIABILITIES	3,138.3	3,219.8
TOTAL STOCKHOLDERS’ EQUITY	1,080.3	1,188.6

TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$4,218.6	$4,408.4

Allison Transmission Holdings, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited, dollars in millions)

	Three months ended December 31,		Year ended December 31,
	2016	2015	2016	2015
Net cash provided by operating activities	$175.2	$174.8	$590.8	$579.9
Net cash used for investing activities (a)	(33.9)	(27.9)	(71.4)	(59.7)
Net cash used for financing activities	(98.9)	(43.5)	(564.7)	(528.7)
Effect of exchange rate changes in cash	(2.4)	(0.2)	(1.6)	(2.9)

Net increase (decrease) in cash and cash equivalents	40.0	103.2	(46.9)	(11.4)
Cash and cash equivalents at beginning of period	164.7	148.4	251.6	263.0

Cash and cash equivalents at end of period	$204.7	$251.6	$204.7	$251.6

Supplemental disclosures:
Interest paid	$14.7	$21.7	$78.3	$97.1
Income taxes paid	$2.9	$0.2	$12.8	$5.2
(a) Additions of long-lived assets	$(33.9)	$(28.0)	$(70.6)	$(58.1)

Allison Transmission Holdings, Inc.

Reconciliation of GAAP to Non-GAAP Financial Measures

(Unaudited, dollars in millions)

	Three months ended December 31,		Year ended December 31,
	2016	2015	2016	2015
Net income (GAAP) plus:	$61.2	$13.0	$214.9	$182.3
Interest expense, net	16.8	20.8	100.9	114.5
Income tax expense	33.5	6.7	126.4	106.5
Amortization of intangible assets	23.0	24.2	92.4	97.1
Depreciation of property, plant and equipment	20.7	22.5	83.5	88.3
Expenses related to long-term debt refinancing (a)	0.1	—	11.7	25.3
Stock-based compensation expense (b)	3.0	2.6	9.4	9.8
Stockholder activism expenses (c)	0.2	—	3.9	—
Unrealized loss (gain) on commodity hedge contracts (d)	—	0.4	(1.7)	1.1
Dual power inverter module extended coverage (e)	—	—	1.3	(2.1)
Technology-related investment expense (f)	—	—	1.0	—
Unrealized (gain) loss on foreign exchange (g)	(0.1)	(0.2)	0.6	1.4
Trade name impairment (h)	—	80.0	—	80.0
Environmental remediation (i)	—	—	—	14.0
Loss associated with impairment of long-lived assets (j)	—	—	—	1.3
Loss on repayments of long-term debt (k)	—	0.1	—	0.3

Adjusted EBITDA (Non-GAAP)	$158.4	$170.1	$644.3	$719.8

Net sales (GAAP)	$468.9	$478.2	$1,840.2	$1,985.8
Adjusted EBITDA margin (Non-GAAP)	33.8%	35.6%	35.0%	36.2%
Net Cash Provided by Operating Activities (GAAP)	$175.2	$174.8	$590.8	$579.9
(Deductions) or Additions to Reconcile to Adjusted Free Cash Flow:
Additions of long-lived assets	(33.9)	(28.0)	(70.6)	(58.1)
Excess tax benefit from stock-based compensation (l)	4.3	0.2	6.4	8.4
Stockholder activism expenses (c)	—	—	3.7	—
Technology-related license expenses (m)	—	—	—	0.2

Adjusted Free Cash Flow (Non-GAAP)	$145.6	$147.0	$530.3	$530.4

(a)	Represents expenses related to the refinancing of Allison Transmission, Inc.‘s (“ATI”), our wholly owned subsidiary, Senior Secured Credit Facility in the third quarter of 2016 and ATI’s tender offer and redemption of its 7.125% Senior Notes in the second quarter of 2015.
(b)	Represents stock-based compensation expense (recorded in Cost of sales, Selling, general and administrative, and Engineering – research and development).
(c)	Represents expenses (recorded in Selling, general and administrative) and payments (recorded in Net Cash Provided by Operating Activities) directly associated with stockholder activism activity including the notice, and subsequent withdrawal, of director nomination and governance proposals by Ashe Capital Management, LP.
(d)	Represents unrealized losses (gains) (recorded in Other income (expense), net) on the mark-to-market of our commodity hedge contracts.
(e)	Represents adjustments (recorded in Selling, general and administrative) associated with the Dual Power Inverter Module (“DPIM”) extended coverage program liability. The DPIM liability will continue to be reviewed for any changes in estimates as additional claims data and field information become available.
(f)	Represents a charge (recorded in Other income (expense), net) for investments in co-development agreements to expand our position in transmission technologies.
(g)	Represents (gains) losses (recorded in Other income (expense), net) on the mark-to-market of our foreign currency hedge contracts and on intercompany financing transactions related to investments in plant assets for our India facility.
(h)	Represents a charge associated with the impairment of our trade name as a result of lower forecasted net sales for certain of our end markets.
(i)	Represents environmental remediation expenses for ongoing operating, monitoring and maintenance activities at our Indianapolis, Indiana manufacturing facilities as a result of the U.S. Environmental Protection Agency determining that we are responsible for future operating, monitoring and maintenance activities and that General Motors’ environmental remediation activities, pursuant to the asset purchase agreement, were completed in the third quarter of 2015.
(j)	Represents a charge associated with the impairment of long-lived assets related to the production of the H3000 and H4000 hybrid-propulsion systems.
(k)	Represents losses (recorded in Other income (expense), net) realized on the repayments of ATI’s long-term debt.
(l)	Represents the amount of tax benefit (recorded in Income tax expense) related to stock-based compensation adjusted from cash flows from operating activities to cash flows from financing activities.
(m)	Represents payments for licenses to expand our position in transmission technologies.